Exhibit 99.1
ACTUANT ANNOUNCES CHIEF EXECUTIVE OFFICER CHANGE
MILWAUKEE, August 25, 2015-- Actuant Corporation (NYSE:ATU) announced today that its Board of Directors has appointed Robert Arzbaecher to the position of President and Chief Executive Officer effective immediately. He succeeds Mark Goldstein, who resigned from the Company and the Board to pursue other interests.

“We are pleased to be able to call on Bob to return to the position of CEO,” commented Robert Peterson, Lead Independent Director of Actuant. “The Nominating and Corporate Governance Committee of the Board of Directors, which is comprised of independent directors, will lead the search for a new President and CEO. During that search process, which will include both internal and external candidates, Bob will provide stability and direction for the Company. I want to thank Mark for his dedication and service to Actuant over the past 14 years including the past two years as CEO during a challenging end market environment. We wish him much success in his future endeavors.”

Arzbaecher was President and CEO of Actuant since its founding in August 2000 until his retirement in January 2014. He became Chairman of the Board of Directors in 2001, a position he continues to hold.

Arzbaecher stated, “Actuant has a long history of generating substantial free cash flow and servicing customers by providing market leading products and services to a variety of end markets. While the Company has been taking steps to create growth and improve margins, there is more we can do. I am very excited to re-engage with Actuant employees and leaders to position the Company as a world class supplier to our diverse global customers and as a best-in-class diversified industrial investment. I look forward to immersing myself back into the business over the next 45 days, and reconnecting with investors on our year-end earnings call on September 30 and at our annual investor day on October 7.”

About Actuant
Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

Safe Harbor
Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.